UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2013

REACHLOCAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34749	20-0498783
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 274-0260

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Accounting Officer

On September 1, 2013, ReachLocal, Inc. appointed Daniel Della Flora, 51, to the role of Senior Vice President, Chief Accounting Officer. Prior to joining ReachLocal, Mr. Della Flora held various executive positions at Powerwave Technologies, Inc., a global manufacturer and supplier for wireless communications networks, most recently as Acting Chief Financial Officer from April 2013 to August 2013, and as Vice President, Finance and Chief Accounting Officer from 2007 to April 2013. From 2003 to 2007, Mr. Della Flora served as the Vice President, Corporate Controller and Chief Accounting Officer of Newport Corporation, a global manufacturer and supplier of advanced technology products and systems. Prior to Newport, Mr. Della Flora held various positions at companies including ePolicy Solutions, Inc., Kinko’s, Inc., HomeBase, Inc., AST Research, Inc., General Dynamics, and Deloitte and Touche LLP. He holds a Master of Business Administration in Finance from San Diego State University and a Bachelor of Science in Finance from the University of Arizona, and is a Certified Public Accountant licensed in California.

ReachLocal has entered into an employment letter with Mr. Della Flora, pursuant to which Mr. Della Flora’s annual base salary is $300,000, and he is eligible to receive a discretionary bonus targeted at 30% of his base salary. The employment letter also provides that Mr. Della Flora is eligible to participate in all savings and welfare benefit plans that ReachLocal makes available to its senior executives from time to time.

In connection with being appointed to the role of Senior Vice President, Chief Accounting Officer, Mr. Della Flora will be granted an option to purchase 50,000 shares of ReachLocal common stock at an exercise price equal to the fair market value of a share of ReachLocal’s common stock on the date of grant. The stock option will vest as follows: (i) 25% on the first anniversary of the grant date, and (ii) the remaining 75% in equal monthly installments over the three years thereafter, subject to his continued employment with us through vesting. Mr. Della Flora’s employment letter also provides that he is eligible to participate in our Change in Control and Severance Policy.

In addition, ReachLocal has entered into an indemnification agreement with Mr. Della Flora. The indemnification agreement requires ReachLocal to indemnify Mr. Della Flora to the fullest extent permitted by Delaware law.

Entrance into Separation Agreement with Former CEO

In connection with the previously disclosed resignation of ReachLocal’s Chief Executive Officer, Zorik Gordon, on September 4, 2013, ReachLocal entered into a Separation Agreement (the “Separation Agreement”) with Mr. Gordon. Pursuant to the Separation Agreement, Mr. Gordon will receive the following benefits: (i) continuation payments of his annual base salary of $400,000 for 12 months, (ii) 12 months of continued health benefits, (iii) immediate acceleration of all unvested equity awards that would have vested during the 12-month period following August 30, 2013, except for the performance-vesting restricted stock award granted to Mr. Gordon in February 2013, which will remain eligible to vest pursuant to its terms and the Separation Agreement, (iv) a period of 270 days from August 30, 2013 to exercise any vested stock options (including those subject to acceleration); and (v) eligibility to receive a pro-rated bonus for 2013, calculated commensurately with the 2013 bonuses of other named executive officers. Mr. Gordon’s employment letter with ReachLocal terminated as of August 30, 2013, except to the extent otherwise expressly provided therein.

The foregoing is not a complete description of the terms and conditions of the Separation Agreement and is qualified in its entirety by reference to the Separation Agreement, a copy of which will be filed as an exhibit to ReachLocal’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2013	REACHLOCAL, INC.

	By:	/s/ Ross G. Landsbaum
	Name:	Ross G. Landsbaum
	Title:	Chief Financial Officer